UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016 (December 23, 2016)

1-800-FLOWERS.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26841	11-3117311
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Old Country Road, Suite 500 Carle Place, New York 11514
(Address of principal executive offices) (Zip Code)

(516) 237-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2016, 1-800-Flowers.com, Inc., a Delaware corporation (the “Company”), certain of its U.S. subsidiaries (collectively, the “Subsidiary Guarantors”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) providing for a term loan facility in favor of the Company, a revolving credit facility in favor of the Company and certain of the Subsidiary Guarantors, and the issuance of letters of credit for the account of the Company. The Amended Credit Agreement amends and restates the Company’s existing credit agreement, dated as of September 30, 2014 (filed as Exhibit 10.24 to the Company’s Form 10-Q filed on November 7, 2014) (the “2014 Agreement”). The Amended Credit Agreement amends and restates the 2014 Agreement to, among other things, extend the maturity date of the approximately $115 million outstanding term loan and the revolving credit facility by approximately two years to December 23, 2021 and make certain other modifications to the Amended Credit Agreement.

The Amended Credit Agreement contains customary provisions for the optional and mandatory prepayment of loans under the term loan facility. Such loans, once prepaid, may not be reborrowed. The term loan facility will mature on December 23, 2021.

Commitments in respect of the revolving credit facility are in an original aggregate amount of $200 million and are subject to seasonal reduction to an aggregate amount of $100 million for the period from January 1 through August 1 for each fiscal year of the Company.  Amounts borrowed under the revolving credit facility may be prepaid and reborrowed. The revolving credit facility, and all commitments in respect thereof, will terminate, and any outstanding borrowing thereunder will mature, on December 23, 2021. Proceeds of borrowings under the revolving credit facility made after the date hereof may be used for working capital and general corporate purposes of the Company and its subsidiaries, subject to certain restrictions.

The Amended Credit Agreement is secured by substantially all of the assets of the Company and the Subsidiary Guarantors.

For each borrowing under the Amended Credit Agreement, the Company may elect that such borrowing bear interest at an annual rate equal to either (1) a base rate plus an applicable margin varying based on the Company’s consolidated leverage ratio, where the base rate is the highest of (a) the prime rate, (b) the federal funds rate plus 0.5% and (c) a LIBOR rate plus 1% or (2) an adjusted LIBOR rate plus an applicable margin varying based on the Company’s consolidated leverage ratio.

The Amended Credit Agreement requires that while any borrowings are outstanding the Company comply with certain financial covenants and affirmative covenants as well as certain negative covenants that, subject to certain exceptions, limit the Company’s ability to, among other things, incur additional indebtedness, make certain investments and make certain restricted payments. The Amended Credit Agreement also contains customary representations and warranties and events of default, including payment defaults. If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Amended Credit Agreement and other actions permitted to be taken by a secured creditor.

In the ordinary course of their respective businesses, the lenders and their affiliates have engaged, and may in the future engage, in commercial banking and financing transactions with the Company and its affiliates.

The foregoing summary of certain terms of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by  reference to the complete text of such agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Special Note Regarding Forward-Looking Statements:

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,”  or similar words or phrases.  These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability:   to achieve revenue and profitability; to leverage its operating platform and reduce operating expenses; to manage the increased seasonality of its business; to cost effectively acquire and retain customers; to effectively integrate and grow acquired companies, including the recent acquisition of Harry & David; to reduce working capital requirements and capital expenditures; to compete against existing and new competitors; to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and to cost efficiently manage inventories; the outcome of contingencies, including legal proceedings in the normal course of business; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.  Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800-FLOWERS.COM, Inc. By: /s/ William E. Shea William E. Shea Chief Financial Officer and Senior Vice-President

Date:  December 28, 2016